Exhibit 99.1

November 12, 2003	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Second Quarter Results

MILWAUKEE, WI – November 12, 2003

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its summary results for the second quarter of its fiscal year 2004.  Net sales for the second quarter ended September 30, 2003 were $171.8 million, a decrease of 7.4% compared to $185.6 million in the second quarter of the prior year but an increase over first quarter sales of $161.8 million.  Sales in the second quarter were favorably impacted by 3.2% as compared to the prior year’s second quarter, from changes in currency exchange rates primarily related to the Euro.  On a constant currency basis, sales in the second quarter were $19.5 million or 10.6% lower than the second quarter of the prior year.  Net income improved in the second quarter to $0.4 million as compared to the first quarter’s net loss of $2.5 million.  Net income for the Company’s predecessor, Rexnord Group, in last year’s second quarter was $12.8 million.

Sales for the six months ended September 30, 2003 were $333.6 million as compared to $358.9 million for the same period of fiscal 2003.  Sales in the first six months of fiscal 2004 were favorably impacted by 4.1% from changes in currency exchange rates as compared to the first six months of fiscal 2003.  On a constant currency basis, sales for the six months ended September 30, 2003 declined by $40.1 million, or 11.1% from the same period of the prior year.  For the first six months of fiscal 2004, the net loss was $2.1 million compared to net income of $18.3 million for the predecessor for the same period last year.

Second quarter sales were up 6.2% over the first quarter; however, generally weak business conditions, particularly in the manufacturing sector in both North America and Europe, continued to affect sales as compared to the second quarter of the prior year.  These weak business conditions caused several North American industrial distributors to reduce their inventory levels, which resulted in reduced sales by the Company to those distributors in the second quarter. The Company estimates that inventory reduction by these distributors accounted for just over half of the decline in sales in the second quarter of fiscal 2004 from the second quarter of fiscal 2003.  Sales of the Company’s aerospace products declined 11.0% in the second quarter as compared to the prior year’s second quarter due to the continued contraction in the commercial airframe industry.  Industrial chain sales declined 12.0% in the second quarter due to the Company’s decision to discontinue the manufacture of unprofitable products as well as the continued softness in end markets of construction, forest products, agriculture and cement.  Bearing and flattop sales declined 8% in the second quarter due to inventory reduction activity by North American industrial distributors and lower capital spending by end users.  Partially offsetting these factors were increased sales related to specific growth initiatives in place for both bearing and flattop products.  Sales of other products fell less than 2% in the second quarter as compared to the same quarter last year.

In light of current economic conditions, the Company accelerated its efforts to reduce its operating costs.  These cost control measures include lower material costs achieved through improved purchasing techniques and component outsourcing, lower overtime costs, strict cost controls on discretionary spending and shorter working weeks at specific locations.  In addition, during the second quarter, the Company continued to implement its acquisition date strategy to reduce headcount.

Gross profit margin in the second quarter was 31.0% as compared to 36.2% in last year’s second quarter.  The margin decline was principally the result of lower sales on a currency-adjusted basis in the quarter.  Reflecting increased emphasis on cost controls, selling, general and administrative expenses (“SG&A”) declined by $3.9 million, or 9.9% in the quarter to $35.5 million from $39.4 million last year.  Using constant currency exchange rates, SG&A expenses declined by $5.7 million, or 14.4% in the quarter as compared to the second quarter last year.  For the six months ended September 30, 2003, SG&A expenses declined by $6.6 million, or 8.4% at actual exchange rates.  On a constant exchange rate basis, SG&A expenses declined by $10.5 million or 13.3% in the first six months of fiscal 2004 as compared to the same period in the prior fiscal year.

Income from operations for the second quarter of fiscal year 2004 was $13.3 million compared to $25.8 million reported in the second quarter of fiscal 2003.  The decline in income from operations is primarily due to lower sales in the quarter and an increase of $2.9 million in amortization expense of intangible assets recorded in the acquisition of the Rexnord Group on November 25, 2002.  Interest expense increased by $6.5 million to a total of $11.3 million for the current quarter as compared to $4.8 million in last year’s second quarter due to higher debt balances incurred in the acquisition of the Rexnord Group. For the six months ended September 30, 2003 income from operations was $21.1 million as compared to $39.8 million for the six months ended September 30, 2002.

During the second quarter ended September 30, 2003, the Company made voluntary term loan prepayments totaling $19.0 million and a voluntary pension contribution of $4.0 million. As of September 30, 2003, the Company had total debt of $561.9 million and cash on hand of $17.9 million.  Since the acquisition of the Rexnord Group in November 2002, the Company has repaid $33.3 million in debt.

“Although improved from the first quarter, the difficult economic environment continued through the second quarter, and again, our larger industrial distributors chose to make sizeable reductions in the amount of inventory carried on their shelves.  As was the case in the first quarter, this had a negative impact on our second quarter sales contributing to over half of the sales shortfall as compared to last year’s second quarter.  While currently painful, we believe that these reductions are a one-time event and will have a stimulating impact upon our sales through that channel when a recovery in the manufacturing sector occurs.  In the meantime, we accelerated our efforts to lower our overall operating cost structure and improve processes that will leave us well positioned for an economic recovery” said Bob Hitt, Rexnord’s CEO.  “While cost reduction activity is very important to our profitability as evidenced by the positive trends we are seeing in our SG&A expenses, we are also concentrating on growth initiatives including the introduction of new products in those product lines with higher growth potential.  We continue to make progress in implementing the operational excellence initiatives known as the Rexnord Business System (“RBS”).  For the balance of calendar year 2003, we will remain focused on free cash flow generation for the purpose of paying down our debt before it is due, building upon our market leading positions, and executing RBS to drive reductions in operating costs.  While we do not expect a sales increase in the remainder of calendar 2003, we believe that we will benefit further in the coming months from our improved cost structure.”

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.  EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA for the second quarter ended September 30, 2003 was $25.4 million compared to $35.7 million reported in the second quarter ended September 30, 2002.  For the first six months of fiscal 2004, Adjusted EBITDA was $45.3 million compared to $62.1 million in the first six months of fiscal 2003.  A reconciliation of EBITDA and Adjusted EBITDA (non-GAAP financial measures) to net income, the most comparable GAAP figure, is provided below.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 4,800 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its second quarter results on a conference call on November 13, 2003 at 11:00 a.m. Eastern.  Robert A. Hitt, CEO and Thomas J. Jansen, CFO will conduct the call.  The conference call can be accessed via telephone as follows:

Domestic toll-free #             1-800-915-4836

International toll #               1-973-317-5319

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-800-428-6051 (through November 20, 2003)
Replay international toll #	1-973-709-2089
Replay access code	312472

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2003	2002	2003	2002
		Predecessor		Predecessor
Net sales:
To third parties	$171.8	$184.9	$333.6	$356.8
To affiliates	—	0.7	—	2.1
	171.8	185.6	333.6	358.9
Cost of sales	118.6	118.4	232.3	235.7
Gross profit	53.2	67.2	101.3	123.2

Selling, general and administrative expenses	35.5	39.4	71.6	78.2
Restructuring and other similar costs	1.0	1.5	1.7	6.6
Income from litigation settlement	—	—	—	(2.3)
Amortization of intangible assets	3.4	0.5	6.9	0.9
Income from operations	13.3	25.8	21.1	39.8

Non-operating income (expense):
Interest expense:
To third parties	(11.3)	(1.2)	(22.7)	(2.5)
To affiliates	—	(3.6)	—	(7.4)
Other income (expense), net	(1.4)	(0.1)	(1.9)	—
Income (loss) before income taxes	0.6	20.9	(3.5)	29.9

Provision (benefit) for income taxes	0.2	8.1	(1.4)	11.6

Net income (loss)	$0.4	$12.8	$(2.1)	$18.3

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	September 30, 2003	March 31, 2003
	(Unaudited)
Assets
Current assets:
Cash	$17.9	$37.2
Receivables, net	103.3	119.0
Inventories	135.0	134.6
Deferred income taxes	5.3	4.7
Receivable from former parent company	2.1	—
Other current assets	13.5	13.5
Total current assets	277.1	309.0

Property, plant and equipment, net	273.4	277.9
Intangible assets, net	132.2	139.0
Goodwill	568.3	563.5
Other assets	24.2	24.8
	$1,275.2	$1,314.2

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2.0	$2.4
Trade payables	60.5	57.7
Income taxes payable	2.6	9.2
Compensation and benefits	26.7	30.4
Other current liabilities	42.3	61.7
Total current liabilities	134.1	161.4

Long-term debt	559.9	578.1
Pension obligations	91.1	88.6
Postretirement benefit obligations	47.9	50.2
Deferred income taxes	61.8	59.3
Other liabilities	1.3	1.6
Total liabilities	896.1	939.2

Commitments and contingent liabilities

Stockholders’ equity:
Common stock	0.1	0.1
Paid in capital	359.4	359.4
Accumulated other comprehensive income	12.1	5.9
Retained earnings	7.5	9.6
Total stockholders’ equity	379.1	375.0
	$1,275.2	$1,314.2

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended September 30,
(in millions)	2003	2002
		Predecessor
Operating activities
Net income (loss)	$(2.1)	$18.3
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	15.6	18.0
Amortization of intangibles	6.9	0.9
Amortization of deferred financing fees	1.5	—
Other noncash items	4.0	3.3
Changes in operating assets and liabilities:
Receivables	19.3	13.0
Inventories	1.1	(3.4)
Other Assets	(2.6)	(4.6)
Trade payables	1.1	(6.2)
Trading balances with affiliates	—	(7.8)
Accruals and other liabilities	(29.7)	(0.6)
Cash provided by operating activities	15.1	30.9

Investing activities
Expenditures for property, plant and equipment	(7.7)	(8.0)
Proceeds from dispositions of property, plant and equipment	1.0	0.1
Adjustment of purchase price for Rexnord	(10.4)	—
Cash used for investing activities	(17.1)	(7.9)

Financing activities
Repayments of long-term debt	(18.8)	(0.4)
Net increase in funding balances with affiliates	—	(24.4)
Cash used for financing activities	(18.8)	(24.8)

Effect of exchange rate changes on cash	1.5	(0.1)
Decrease in cash	(19.3)	(1.9)
Cash at beginning of period	37.2	21.6
Cash at end of period	$17.9	$19.7

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Second Quarter Ended September 30,		Six Months Ended September 30,
(in millions)	2003	2002	2003	2002
		Predecessor Pro forma		Predecessor Pro forma

Net income (loss)	$0.4	$12.8	$(2.1)	$18.3
Interest expense, net	11.3	4.8	22.7	9.9
Provision for income taxes	0.2	8.1	(1.4)	11.6
Depreciation and amortization	11.1	8.8	22.5	18.9
EBITDA	23.0	34.5	41.7	58.7

Adjustments to EBITDA(1):
Restructuring and other similar costs	1.0	1.5	1.7	6.6
Other income (expense), net	1.4	0.1	1.9	—
Eliminate impact of one-off litigation settlement income	—	—	—	(2.3)
Eliminate results related to P4	—	0.3	—	0.5
Subtotal Adjustments to EBITDA	2.4	1.9	3.6	4.8

Pro Forma Expenses(2):
Additional insurance costs	—	(0.4)	—	(0.8)
Additional accounting and finance costs	—	(0.2)	—	(0.3)
Additional pension and other post-employment benefit costs	—	(0.8)	—	(1.8)
Additional management and board of director costs	—	(0.2)	—	(0.3)
IT costs and licenses	—	(0.1)	—	(0.2)
Annual costs savings from management reorganization	—	1.0	—	2.0
Subtotal Pro Forma Expenses	—	(0.7)	—	(1.4)

Total Adjustments	2.4	1.2	3.6	3.4

Adjusted EBITDA	$25.4	$35.7	$45.3	$62.1

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses.  Restructuring expenses related to our predecessor’s restructuring program for the quarter ended September 30, 2002 were $1.5 million. Other income (expense) for the quarter and six months ended September 30, 2003 consists of:  (i) a mark-to-market unrealized loss adjustment on a foreign currency exchange contract of $(1.5) million and $(1.5) million, respectively; (ii) a gain on sale of fixed assets of $0.6 million and $0.6 million, respectively; and (iii) management fees of ($0.5) million and ($1.0) million, respectively.  Nonrecurring items include the following: (i) a one-time gain of $2.3 million related to a litigation settlement in the quarter ended June 30, 2002, and (ii) losses related to the operating results of the Hansen P-4 product line, which has been retained by our former parent company, Invensys plc, for the quarter and six months ended September 30, 2002.

(2)         Pro Forma Expenses

As a result of the acquisition of the Rexnord Group from Invensys plc, we expect to incur additional costs associated with operating Rexnord Corporation as a separate entity from Invensys. Specifically, these additional costs include costs associated with insurance, accounting and finance, pension and other post-employment matters, our new management and board of directors and information and technology and licenses. Because management believes that, post-acquisition, these additional costs will be incurred by the Company, management believes its estimates of what these costs would have been for the periods related to our predecessor discussed below is important to an investor’s understanding of what our historical financial condition and results of operations would have been had we operated as a stand-alone business then as well as to understand how our future financial condition and results of operations are likely to differ from the past.

•                  Based on the increases we made in our insurance coverage amounts, additional insurance costs that would have been incurred for the quarter and six months ended September 30, 2002 are estimated to be $0.4 million and $0.8 million, respectively.

•                  Based on the requirements of the senior credit facilities, the indenture and the internal audit function required for corporate governance purposes, additional accounting and finance costs that would have been incurred for the quarter and six months ended September 30, 2002 are estimated to be $0.2 million and $0.3 million, respectively.

•                  Based on reductions we made in the discount rate used to calculate the present value of post-retirement obligations and in the long-term rate of return on plan assets, our net period benefit cost for pension and other post-retirement benefits will increase by approximately $3.6 million on an annual basis, and additional pension and post-employment costs that would have been incurred for the quarter and six months ended September 30, 2002 are estimated to be $0.8 million and $1.8 million, respectively.

•                  Based on our need to establish independent corporate governance procedures and establish a new board of directors, the additional corporate governance costs that would have been incurred for the quarter and six months ended September 30, 2002 are estimated to be $0.2 million and $0.3 million, respectively.

•                  Based on additional increases in license fees for software products resulting from us no longer participating in the Invensys group licenses and having to enter into our own license arrangements with various software vendors, additional license and technology costs that would have been incurred for the quarter and six months ended September 30, 2002 are estimated to be $0.1 million and $0.2 million, respectively.

•                  As a result of the implementation of post-acquisition initiatives, we expect to realize approximately $4.0 million in annualized additional cost savings relating to management restructuring during fiscal year 2003.  We estimate that $1.0 million and $2.0 million of these savings would have affected the quarter  and six months ended September 30, 2002, respectively.